SIMPLE CAPITAL, LLC

CODE OF ETHICS

I.

INTRODUCTION

This Code of Ethics (the “Code”) sets forth the basic policies and general principles of ethical conduct and professionalism required of all Supervised Persons of Simple Capital, LLC (the “Firm” or “Simple Capital”). All persons associated with the Firm must act in compliance with the Firm’s fiduciary duties and adhere to the highest ethical behavior and professionalism at all times. The objectives of this Code are therefore to:

➢

Educate Firm personnel about their ethical obligations and the laws governing their conduct;

➢

Set forth clear standards of professional conduct;

➢

Protect the Firm’s clients by deterring misconduct;

➢

Protect the reputation of the Firm; and

➢

Promote compliance with regulatory requirements.

II.

GENERAL PRINCIPLES

The Firm and all its personnel, including Managers and Officers, owe the Firm’s clients a fiduciary duty of care, loyalty, and good faith. Consistent with these fiduciary duties, Simple Capital and its Supervised Persons must:

a.

Place the interests of clients and the Firm above their own at all times.

b.

Act with integrity, professionalism and respect towards all clients, former clients, colleagues, employees, supervisors, the Firm, and the general public.

c.

Use reasonable care and diligence when conducting investment analysis, making investment recommendation, or engaging in other professional activities for the Firm.

d.

Conduct all personal securities transactions in a manner that is consistent with both the letter and spirit of this Code.

e.

Avoid any conflicts of interest, and if a conflict of interest does exists, avoid any abuse of their position of trust and responsibility;

f.

Safeguard the confidentiality of information concerning the identity, securities holdings, financial circumstances, and other confidential information about current, former and potential clients.

It is important to emphasize that the Firm expects Supervised Persons to act in accordance with the general principles discussed above at all times, whether or not the activity is conducted during the course of his or her employment, or the activity is covered by more specific standards and procedures set forth elsewhere.

III.

CONSEQUENSES OF NON-COMPLIANCE

This Code extends the provisions of Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), and Rule 204A-1 thereunder, to all Supervised Persons. Any violation of such laws or any of the federal securities laws may result in disciplinary action against the Supervised Person, including fines, suspension or termination of the Supervised Person’s position with the Firm. In addition, in some cases (e.g., the misuse of material inside information), a violation of federal and state civil and criminal statutes may subject the Supervised Person to fines, imprisonment, monetary damages or both.

IV.

SCOPE OF THIS CODE

a.

Persons Covered By the Code

All Supervised Persons of the Firm are required to comply with the provisions, policies and procedures set out in this Code, except reporting requirements which are applicable only to Supervised Persons deemed “Access Persons,” as defined later in Section VI of this Code. A “Supervised Person” is (i) any employee, officer, managing member, and controlling interest holder of the Firm (or other person occupying a similar status or performing similar functions); (ii) any other person who provides advice on behalf of the Firm or is subject to the Firm’s supervision and control; and (iii) any other person so designated, whether temporarily or permanently, by the Firm’s Chief Compliance Officer.

b.

Securities Covered By the Code (“Reportable Securities”)

The term “Reportable Security” is very broad and includes items that may not be ordinarily thought of as “securities.” The following items are “Reportable Securities” subject to transaction reporting under this Code:

➢

Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act;

➢

Options on securities, on indexes, and on currencies;

➢

Interests in limited partnerships;

➢

Foreign unit trusts and foreign mutual funds; and

➢

Interests in private investment funds such as hedge funds or private equity funds.

Reportable Securities do not include:

➢

Securities issued by the United States Government (e.g., Treasury securities);

➢

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

➢

Shares of open-end investment companies that are not advised by the Firm other than Exchange Traded Funds (“ETFs”);

➢

Transactions over which you had no direct or indirect influence or control;

➢

Transactions that are not initiated or directed by you; and

➢

Securities acquired upon the exercise of rights issued by the issuer to all shareholders pro rata.

V.

STANDARDS OF BUSINESS CONDUCT

The following is an outlined of the standards of business conduct the Firm requires of all its Supervised Persons which reflect the Firm’s and the Supervised Persons’ fiduciary obligations.

A.

Compliance with Laws and Regulations

Supervised Persons must comply with all applicable federal securities laws. Refer to the Firm’s Compliance Manual for a description of the federal securities laws applicable to the Firm and its Supervised Persons. Any questions in this regard should be directed to the Firm’s Chief Compliance Officer. The following is a list of specific conduct prohibited by the securities laws and this Code:

1.

Prohibition Against Misuse of Material Nonpublic Information

Supervised Persons may not directly or indirectly trade in any security, either for themselves or on behalf of others, while in possession of material nonpublic information. Supervised Persons are also prohibited from communicating material nonpublic information to others in violation of law.  Supervised Persons in possession of material nonpublic information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public. For more information and guidance about these prohibitions consult the Firm’s Compliance Manual policies regarding “Insider Trading.”

“Material Nonpublic information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities. This definition extends also to the Firm’s securities recommendations and Client securities holdings and transactions.

2.

Prohibition Against Fraudulent Trading Practices

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by a Client:

a.

To employ any device, scheme, or artifice to defraud any client or prospective client;

b.

To engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;

c.

To mislead a client, including by making false statements or a statement that omits material facts; or

d.

To engage in any manipulative practice with respect to such client;

B.

Conflicts of Interest

The Firm and its Supervised Persons, as fiduciaries, have affirmative duties of care, loyalty, honesty, and good faith to act in the best interest of Clients. Accordingly, Supervised Persons must comply with these duties by, among other things, trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflicts that do arise with respect to any Client. Although not required, the Firm encourages all Supervised Persons to avoid situations that have even the appearance of conflict or impropriety.

1.

Conflicts Among Client Interests

Conflicts of interest may arise where the Firm or its Supervised Persons have reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts of close friends or relatives, accounts of the Supervised Person’s church or favorite charity). Supervised Persons are prohibited from exercising favoritism or discrimination of one client over another client.

2.

Competing with Client Trades

Supervised Persons are specifically prohibited from using their knowledge about the pending or currently considered securities transactions for clients for personal profit, including by purchasing or selling such securities directly or indirectly.

3.

Transactions with Clients

No Supervised Person may knowingly sell to or buy from a client any security or other property, unless the Supervised Person first obtains written permission from the Chief Compliance Officer.

C.

Prohibitions on Personal Securities Transactions

Each Access Person must strictly comply with the following policies and procedures regarding personal securities transactions.

1.

Initial Public Offerings (IPOs)

Access Persons are not permitted to participate (buy or sell) in an IPO without first obtaining written approval from the Firm’s Chief Compliance Officer or designated person. Before granting such approval, the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for Clients.

2.

Limited or Private Offerings

Access Persons are not permitted to participate (buy or sell) in a private placement of securities without first obtaining written approval from the Firm’s Chief Compliance Officer or designated person. Before granting such approval, the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for Clients.

3.

Abuse of Position with the Firm

Access Persons must refrain from engaging in a personal securities transaction when the Access Person knows, or in the ordinary course of fulfilling his/her duties would have reason to know, that at the time of the personal securities transaction a Client has a pending buy or sell order in the same Covered Security.

4.

Restricted List

Access Persons are prohibited from trading in any security while such security is listed in the Firm’s restricted Securities List. The Chief Compliance Officer shall maintain or cause a designated person to maintain a list of securities that the Firm is analyzing or considering for client transactions. This list should be made accessible to all Access Persons.

D.

Gifts and Entertainment

A conflict of interest may arise when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the Firm or its Clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment, special accommodations, or other things of material value that could be viewed as overly generous or aimed at influencing decision making, inducing reciprocal favors, or making a client or firm feel beholden to the Firm or to the Supervised Person.

In line with the general principle set forth above, no Supervised Person may accept, give or offer to give any gift, entertainment or other thing of more than de minimis value from or to any person or entity that does business with or on behalf of the Firm without the express consent of the Chief Compliance Officer or the Chief Executive Officer. For purposes of this Code, de minimis value means anything or things with a cumulative value of $100 or less in any given calendar quarter.

E.

Confidentiality

The Firm and its Supervised Persons must keep all information about Clients (including former and potential clients) in strict confidence, including the Client’s identity, financial circumstances, securities holdings, legal and probate matters, and advice provided by the Firm or any other service providers.

VI.

REPORTING REQUIREMENTS

Access Persons, including their family members residing in his or her household, must periodically report their personal securities transactions and holdings to the Firm’s Chief Compliance Officer or another person designated by the Firm in accordance with the procedures set forth below.

A.

Initial and Annual Certifications

Within ten (10) days following the commencement of their employment or otherwise becoming subject to this Code and at least annually within forty-five (45) days following the end of each calendar year, all Supervised Persons shall be required to sign and submit to the Chief Compliance Officer a written certification, in the form of Exhibit A hereto, affirming that he/she has read and understands this Code to which he/she is subject. In addition, the Supervised Person must certify annually that he/she has complied with the requirements of this Code and has disclosed and reported all personal securities transactions that are required to be disclosed and reported by this Code. The Chief Compliance Officer will distribute to all Supervised Persons the Annual Certification and Holdings Report for completion following the end of each calendar year.

B.

Duplicate Brokerage Confirmations and Statements

All Access Persons are required to instruct their broker-dealer or custodian to send duplicate account statements to the Chief Compliance Officer at Simple Capital, LLC. Statements must be sent for all accounts containing Covered Securities (including accounts of other persons holding Covered Securities in which the Access Person has a “Beneficial Ownership Interest” as defined below). Failure of a broker-dealer to send duplicate account statements will not excuse a violation of this Section by an Access Person.

A sample letter instructing a broker-dealer or other firm to send duplicate account statements to Simple Capital, LLC is attached as Exhibit B of this Code. A copy of the letter instructing the broker-dealer to provide duplicate trade confirmations and account statements to Simple Capital, LLC must be sent to the Chief Compliance Officer at the time of mailing. If a broker-dealer is unable or refuses to provide duplicate statements, the Access Person should contact the Chief Compliance Officer for further assistance.

C.

Initial and Annual Holdings Reports

All Access Persons must submit to the Chief Compliance Officer (or other person designated in the Compliance Manual) a complete report of all holdings in Covered Securities, in a form substantially similar to Exhibit C attached hereto, within ten (10) days of commencement of their employment or otherwise becoming subject to this Code and thereafter on an annual basis within forty-five (45) days after the end of each calendar year. Such report must be current as of a date not more than 45 days before the report is submitted.

Each Holdings Report must contain, at a minimum:

(a)

The title and type of security, and as applicable the exchange ticker or CUSIP number, the number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial interest;

(b)

The name of any broker, dealer or bank with which the Access Person maintains an account in which Covered Securities are held for the Access Person’s direct or indirect benefit; and

(c)

The date the Access Person submits the report.

D.

Quarterly Transactions Reports

All Access Persons must submit to the Chief Compliance Officer (or other person designated in the Compliance Manual) a complete report of all personal securities transactions Transaction/New Account Report, in a form substantially similar to Exhibit D attached hereto, within thirty (30) days after the close of each calendar quarter.

Each transactions report must contain, at a minimum, the following information about each transaction involving a Covered Security in which the Access Person has any direct or indirect beneficial ownership:

(d)

The date of the transaction, the title, and as applicable the exchange ticker or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security included;

(e)

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(f)

The price of the security at which the transaction was effected;

(g)

The name of the broker, dealer or bank with or through which the transactions was effected; and

(h)

The date the Access Person submits the report.

A transaction report need not be submitted:

a.

With respect to transactions effected pursuant to an “Automatic Investment Plan” (defined below);

b.

With respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; or

c.

Where such information would duplicate information contained in broker-dealer account statements received by Simple Capital, LLC with respect to the Access Person within 30 days of the transaction.

E.

Reporting Violations

All Supervised Persons are required to report any violations of this Code of which they become aware promptly to the Chief Compliance Officer or other person designated by the Firm. All such reports, whether about the reporting person or another person, will be maintained in strict confidentiality.  Violations of the Code may be reported anonymously by dropping or mailing a sealed envelope with the relevant information to the attention of the Chief Compliance Officer.

F.

Review of Reports and Assessment of Code Adequacy:

The Chief Compliance Officer shall review and maintain the Initial and Annual Certifications, Initial and Annual Holdings Reports and Transaction/New Account Reports (the “Reports”) with the records of Simple Capital, LLC. Following receipt of the Reports, the Chief Compliance Officer shall consider in accordance with Procedures designed to prevent Access Persons from violating this Code:

(a)

Whether any personal securities transaction evidences an apparent violation of this Code; and

(b)

Whether any apparent violation has occurred of the reporting requirement set forth in Section C above.

Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Chief Compliance Officer shall determine what sanctions, if any, should be taken by Simple Capital, LLC.

VII.

DEFINITIONS

The following definitions are used for purposes of the Code.

An “Access Person” is any Supervised Person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any client; (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; (iii) all of the Firm’s Member, officers and persons owning 25% of the Firm’s shares of interest; and (iv) any other person so designated temporarily of permanently by the Firm’s Chief Compliance Officer.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Interest” or “held for the benefit of” is ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. A Supervised Person should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or revest title in himself/herself now or in the future.

“Client” is any person or entity for whom the Firm acts as investment adviser or provides investment advice or portfolio management services, including but not limited to, any trust, corporation, partnership, individual, foundation, unincorporated organization or similar foreign or domestic entity.

“Chief Compliance Officer” is the person designated by Simple Capital, LLC, to oversee enforcement and ensure compliance with this Code pursuant to procedures established for such purpose. The Chief Compliance Officer will have the responsibility of training all Supervised Persons and Access Persons during the calendar year that the Code of Ethics became effective.  The Chief Compliance Officer is initially Otto Medrano.

A “personal securities transaction” is considered to be a transaction in a Covered Security of which the Supervised Person is deemed to have beneficial ownership. This includes, but is not limited to, transactions in accounts of the Supervised Person’s spouse, minor children, or other persons residing in the Supervised Person’s household, or accounts in which the Supervised Person has discretionary investment control. Supervised Persons engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with Simple Capital, LLC. Additionally, Supervised Persons should avoid situations that might compromise their judgment (e.g. the receipt of perquisites, gifts of more than de minimis value or unusual investment opportunities from persons doing or seeking to do business with Simple Capital, LLC or its affiliates).

A security “held or to be acquired” is any security which, within the most recent fifteen (15) days: (A) is or has been held by a client, or (B) is being or has been considered by a client for purchase or sale. A purchase or sale includes the writing of an option to purchase or sell and any security that is convertible into or exchangeable for, any security that is held or to be acquired by a Client.

A “Supervised Person” is (i) any employee, officer, managing member, and controlling shareholder of the Firm (or other person occupying a similar status or performing similar functions); (ii) any other person who provides advice on behalf of the Firm or is subject to the Firm’s supervision and control; and (iii) any other person so designated, whether temporarily or permanently, by the Firm’s Chief Compliance Officer.

A “Family Member” for purposes of the Code is: (i) any person living in the Access Person’s household; and (ii) any account(s) in which the Access Person or a person residing in the Access Person’s household has a direct or indirect beneficial interest (such as a trust).

#

Exhibit A

Form of Initial/Annual Certification

I hereby certify that I have received, read and understand the Firm’s Code of Ethics and Insider Trading Policy. I agree to adhere to and abide by the letter and spirit of their provisions. [if applicable]. I also hereby acknowledge and affirm that since the date of my last certification, I have complied with all the requirements of the Code of Ethics and the Insider Trading Policy of the Firm.

Signature:

Print Name:

Date:

______________________________

Exhibit B

Form of Letter to Broker/Dealer

[Firm’s Letterhead]

Date:

Your Broker

street address

city, state   zip code

Re:

Your name and S.S. or account number

Dear Sir or Madam:

Please be advised that I am supervised person of Simple Capital, LLC (the “Firm”), an investment adviser registered with the Securities and Exchange Commission. The Firm’s Code of Ethics requires that I provide duplicate statements of my brokerage accounts with to the Firm’s Chief Compliance Officer. Accordingly, please send duplicates of all my account statements to the attention of:

Simple Capital, LLC

Attn: Otto Medrano

Chief Compliance Officer

One Apple Hill, Suite 316

Natick, MA 01760

Thank you for your service and cooperation. As always, please contact me with any questions.

Sincerely,

______________________________

Your name

Exhibit C

Form of Initial and Annual Holdings Report

INITIAL REPORT OF PERSONAL SECURITIES HOLDINGS

Name:  ___________________________________

Date:

_________________________

⁮ The following is a list of all Reportable Securities in which I have any direct or indirect beneficial ownership1:

Name	Symbol	CUSIP #	Number of Shares/Units

⁮ The following is a list of all brokers, dealers or banks in which Reportable Securities are held for my direct or indirect benefit (attach copies of latest statement):

Account Name	Account Number	Firm Name

I certify that I have read and understand the Code of Ethics and that this form and the attached statements (if any) constitute all of the reportable accounts and Covered Securities in which I have a Beneficial Ownership interest, including those for which I hold physical certificates, as well as those held in accounts of my Immediate Family.

Signed: _______________________________

PERSONAL HOLDINGS REPORT

Account Number: ________________________ Broker: ___________________________

Security Name	Symbol	Quantity	Price	Amount

I certify that I have complied with the Firm’s Code of Ethics with respect to personal securities transactions and holdings, which include Reportable Securities, and all Covered holdings are listed above.  If not listed above, I have attached statement(s) for additional holdings.

Name: ____________________________________ Date: __________________

Reviewed by: ______________________________ Date: __________________

BROKERAGE ACCOUNT CERTIFICATION STATEMENT

Account Name	Account Number	Broker Name

I confirm that I have complied with the Code of Ethics with respect to the reporting of all broker, dealer or bank accounts in which any Reportable Securities are held for my direct or indirect benefit and that all such accounts are listed above or copies of latest statements are attached.

Name: ____________________________________ Date: __________________

Reviewed by: ______________________________ Date: __________________

Exhibit D

Form of Quarterly Transactions/New Account Report

PERSONAL SECURITIES TRANSACTIONS REPORT

FOR QUARTER ENDING __________ ___, 200___

I have purchased/sold the following securities:

Date	Security	Bought/Sold	Ticker/CUSIP	# Shares	Price	Broker

[Use additional sheet if necessary]

___

During the above period, I have not purchased or sold any securities in a personal securities account or in any securities account in which I have a direct or indirect beneficial interest, as that term is defined in the Firm’s Code of Ethics, including Immediate Family.

___

During the above period, no personal securities account was opened in which I have a direct or indirect beneficial interest, as that term is defined in the Firm’s Code of Ethics, including Immediate Family, that I have not disclosed to the Simple Capital, LLC.

___

I do not currently have a personal securities account nor is there any securities account in which I have a direct or indirect beneficial interest as that term is defined in the Firm’s Code of Ethics, including Immediate Family.  I agree to promptly notify the Firm if such an account is opened so long as I am a Covered Person.

Name: ____________________________________ Date: __________________

Reviewed by: ______________________________ Date: __________________

Footnotes

1 Must be as of a date no later than 45 days from the date of this report. Use additional sheets if necessary.